ANNUAL MEETING REPORT

	The Annual Meeting was held on June 25, 2002 at 9:00 a.m.  The shareholders voted on the following items and the resulting votes are presented below.

(1)	To elect two Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified.

	For	Withheld 	Broker Non-Votes
	Alan G. Carr	11,312,002	190,275	0
	Henri A. Termeer	11,329,924	172,353	0

The nominees were elected to serve until the 2005 Annual Meeting of Shareholders. The Trustees serving until the 2003 Annual Meeting are Lawrence S. Lewin and Uwe E. Reinhardt, Ph.D. The Trustees serving until the 2004 Annual Meeting are Robert P. Mack, M.D., Eric Oddleifson and Oleg M. Pohotsky.

(2)	To approve a new investment advisory agreement between the Fund and
Hambrecht & Quist Capital Management LLC.

Shareholders overwhelmingly approved the new investment advisory agreement.

		For	Against 	Abstain	Broker Non-Votes
	11,241,442	127,177	133,657	0

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the
Funds independent accountants for the fiscal year ended September 30, 2002.

Shareholders overwhelmingly ratified the selection of the Independent Public Accountants.

		For	Against 	Abstain	Broker Non-Votes
	11,414,037	32,153	56,086	0